Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley – Sr. Vice President - Finance
Dover, Delaware, April 26, 2007	(302) 883-6530

DOVER MOTORSPORTS, INC. REPORTS IMPROVED RESULTS

FOR THE QUARTER ENDED MARCH 31, 2007

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter ended March 31, 2007.

Our net loss for the quarter ended March 31, 2007 was $3,560,000 or $.10 per diluted share compared with $4,393,000 or $.12 per diluted share for the compared period of the prior year.

The Company historically reports a loss in the first quarter due to the seasonality of the motorsports business. No major motorsports events were held during the first quarter of either 2007 or 2006. Track rentals and weekly drag racing events represented the majority of revenues in the first quarter of both years. For the quarter ended March 31, 2007, revenues were $882,000 compared with $801,000 in the first quarter of 2006.

Operating and marketing expenses for the quarter ended March 31, 2007 were $2,394,000 compared with $2,218,000 last year. Higher payroll and related benefit costs and utilities caused the increase in 2007.

In the quarter general and administrative expenses increased by $152,000 to $3,171,000 compared with $3,019,000 in the prior year. Most administrative expense categories experienced minor changes from the prior year, except real estate taxes, which increased by $192,000 from last year. Excluding real estate taxes, general and administrative expenses were slightly lower in the first quarter of 2007 than in the prior year.

Depreciation and amortization decreased by $854,000 in the first quarter of 2007 primarily due to the impact of an impairment charge at the Company’s three Midwest facilities recorded in September 2006. Net interest expense decreased by $228,000 in the first quarter of 2007 primarily due to lower average levels of indebtedness in 2007 as compared with 2006.

Loss before income tax benefit for the quarter ended March 31, 2007 was $7,098,000 compared with $7,933,000 in the prior year. The lower loss in 2007 was largely due to lower depreciation and interest expense.

The effective income tax rate for the first quarter of 2007 was 49.8% compared with 44.6% in the prior year. This 2007 rate reflects the estimated rate for the full year. The increase in the effective tax rate from the comparable period in the prior year was due to a change in the estimated annual consolidated pre-tax earnings for 2007 as compared to 2006 and the impact of a reversal of a tax contingency accrual in 2006.

The financial condition of the Company remained strong during the first quarter of 2007. Despite the pre-tax loss in the first quarter, cash flow provided by operations was a positive $2,095,000. Capital spending was $3,004,000 in the first quarter of 2007 compared with $787,000 in the first quarter of 2006. A substantial amount of capital spending in the first quarter represented various phases of the previously announced “Monster Makeover” in Dover. Also, the Company expects to spend approximately $6.0 – 7.0 million during the remainder of the year on this project.

At March 31, 2007, the Company’s indebtedness was $45,307,000 compared with $53,004,000 at March 31, 2006.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,

	2007	2006
Revenues:
Admissions	$87	$85
Event-related	784	690
Broadcasting	—	—
Other	11	26

	882	801

Expenses:
Operating and marketing	2,394	2,218
General and administrative	3,171	3,019
Depreciation and amortization	1,529	2,383

	7,094	7,620

Operating loss	(6,212)	(6,819)

Interest income	43	12
Interest expense	(929)	(1,126)

Loss before income tax benefit	(7,098)	(7,933)

Income tax benefit	3,538	3,540

Net loss	$(3,560)	$(4,393)

Net loss per common share:
Basic	$(0.10)	$(0.12)

Diluted	$(0.10)	$(0.12)

Weighted average shares outstanding:
Basic	35,866	36,099
Diluted	35,866	36,099

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2007	March 31, 2006	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$1,312	$1,175	$298
Accounts receivable	5,209	6,512	2,935
Inventories	289	249	244
Prepaid expenses and other	4,550	3,045	1,808
Receivable from Dover Downs Gaming & Entertainment, Inc.	55	—	9
Income taxes receivable	—	98	—
Deferred income taxes	203	563	193

Total current assets	11,618	11,642	5,487

Property and equipment, net	153,986	219,419	152,502
Restricted cash	2,590	2,070	3,684
Other assets, net	1,175	1,139	1,261
Goodwill	—	2,487	—

Total assets	$169,369	$236,757	$162,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$838	$984	$1,938
Accrued liabilities	2,635	3,456	3,400
Payable to Dover Downs Gaming & Entertainment, Inc.	—	11	—
Income taxes payable	108	—	478
Current portion of long-term debt	—	695	695
Deferred revenue	24,340	26,274	10,008
Current liabilities of discontinued operation	—	103	—

Total current liabilities	27,921	31,523	16,519

Revolving line of credit	41,100	48,100	39,000
Bonds payable	4,207	4,209	4,211
Liability for pension benefits	865	—	771
Other liabilities	—	21	—
Noncurrent income taxes payable	9,109	—	—
Deferred income taxes	15,957	45,375	28,173

Total liabilities	99,159	129,228	88,674

Stockholders’ equity:
Common stock	1,647	1,640	1,635
Class A common stock	1,977	1,992	1,977
Additional paid-in capital	99,496	99,946	99,412
(Accumulated deficit) retained earnings	(32,175)	4,512	(28,071)
Accumulated other comprehensive loss	(735)	(561)	(693)

Total stockholders’ equity	70,210	107,529	74,260

Total liabilities and stockholders’ equity	$169,369	$236,757	$162,934

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating activities:
Net loss	$(3,560)	$(4,393)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,529	2,383
Amortization of credit facility fees	45	63
Stock-based compensation	124	139
Deferred income taxes	(3,088)	(3,151)
Changes in assets and liabilities:
Accounts receivable	(2,274)	(4,146)
Inventories	(45)	(19)
Prepaid expenses and other	(2,781)	(1,293)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(46)	(4)
Accounts payable	(1,100)	(493)
Accrued liabilities	(765)	(1,965)
Income taxes payable/receivable	(370)	(388)
Deferred revenue	14,332	16,752
Other liabilities	94	(21)

Net cash provided by operating activities of continuing operations	2,095	3,464

Net cash used in operating activities of discontinued operation	—	(41)

Investing activities:
Capital expenditures	(3,004)	(787)
Restricted cash	1,094	1,130

Net cash (used in) provided by investing activities	(1,910)	343

Financing activities:
Borrowings from (repayments on) revolving line of credit, net	2,100	(1,000)
Repayments of bonds payable	(699)	(874)
Dividends paid	(544)	(548)
Repurchase of common stock	(25)	(1,112)
Excess tax expense on stock awards	(3)	—
Other	—	(10)

Net cash provided by (used in) financing activities	829	(3,544)

Net increase in cash and cash equivalents	1,014	222
Cash and cash equivalents, beginning of period	298	953

Cash and cash equivalents, end of period	$1,312	$1,175